Exhibit 99.1

Monogram Residential Trust, Inc. Announces Listing its Shares of Common Stock on the New York Stock Exchange under the Ticker Symbol MORE and Ringing the Opening Bell®

Commences Tender Offer to Purchase up to $100 Million of its Shares of Common Stock

PLANO, Texas — November 21, 2014 — Today Monogram Residential Trust, Inc. (NYSE: MORE) (Monogram) announced that it is authorized to list its shares of common stock on the New York Stock Exchange (NYSE) and trading will commence today under the ticker symbol “MORE”.  In connection with the listing of its shares of common stock on the New York Stock Exchange, members of Monogram’s management team will ring The Opening Bell® at 9:30 a.m. EST today at the NYSE to celebrate the first day of trading in Monogram’s shares of common stock on the NYSE.

In connection with its listing on the NYSE, Monogram has commenced a modified “Dutch Auction” tender offer to purchase for cash up to $100 million in value of its shares of common stock. In accordance with the terms of the offer to purchase and letter of transmittal, Monogram will select the lowest price, not greater than $9.25 nor less than $8.50 per share, net to seller in cash, less any applicable withholding taxes and without interest, that will enable Monogram to purchase the maximum number of shares of common stock having an aggregate purchase price not exceeding $100 million. Monogram expects to fund the tender offer with cash on hand and/or borrowings available under its existing credit facility.

The tender offer will expire at 11:59 p.m., New York City Time, on December 19, 2014, unless the tender offer is extended or withdrawn. Shareholders may tender all or a portion of their shares of common stock (and may also choose not to tender any of their shares of common stock) by following the procedures, including choosing the price or prices at which they wish to tender their shares of common stock, described in the offer to purchase, the letter of transmittal and other documents related to the tender offer.

About Monogram

Monogram Residential Trust, Inc. (Monogram), is a fully integrated self-managed real estate investment trust that invests in, develops and operates high quality multifamily communities offering location and lifestyle amenities. Monogram invests in stabilized operating properties and properties in various phases of development, with a focus on communities located in the top 50 Metropolitan Statistical Areas of the United States. Monogram’s portfolio includes investments in 56 multifamily communities in 12 states comprising 16,126 apartment homes.

Important Information

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of Monogram. The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and other related materials that Monogram will distribute to shareholders and has filed with the Securities and Exchange Commission (the “SEC”). Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that Monogram has filed with the SEC at the SEC’s website at http://www.sec.gov or by calling Georgeson Inc., the information agent for the Tender Offer, at (866) 432-2791 (toll free). Questions and requests for assistance by retail shareholders may be directed to Georgeson Inc. at (866) 432-2791 (toll free). Questions and requests for assistance by institutional shareholders may be directed to Morgan Stanley & Co. LLC, the Dealer Manager for the Tender Offer, at (855) 483-0952 (toll free). In addition, shareholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at www.monogramres.com.

Forward Looking Statements

This press release contains forward-looking statements relating to the business and financial outlook of Monogram Residential Trust, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this document; our ability to complete the tender offer in a timely manner or at all; the price at which shares of our common stock may trade on the NYSE, which may be higher or lower than the purchase price in the tender offer; and other factors described in the Risk Factors section of Monogram Residential Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.

Investor Relations:

Stephen Swett

(469) 250-5638

ir@monogramres.com

Media Contact:

Trevor Gibbons, Edelman on behalf of Monogram

(212) 704-8166

Trevor.Gibbons@edelman.com

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